News Release

NUCOR ACQUIRES THE DAVID J. JOSEPH COMPANY

CHARLOTTE, NORTH CAROLINA, March 3, 2008 - Nucor Corporation (NYSE: NUE) announced that it has completed the acquisition of the stock of SHV North America Corporation, which owns 100% of The David J. Joseph Company (“DJJ”) and related affiliates, for a purchase price of approximately $1.44 billion. The David J. Joseph Company is now a wholly owned subsidiary of Nucor Corporation and will maintain its headquarters in Cincinnati, Ohio. Nucor expects the acquisition to be accretive in 2008.

“We are pleased to announce the successful acquisition of one of the leading scrap companies in the United States,” said Dan DiMicco, Nucor’s Chairman, CEO and President. “DJJ has been our partner for the last 38 years, and we are excited to welcome them to the Nucor family.”

The David J. Joseph Company was founded in 1885 and has been the broker of ferrous scrap to Nucor since 1969. Currently the company has five main businesses - Brokerage Services, Scrap Processing, Mill and Industrial Services, Rail Services, and Self Service Auto Parts. In 2007, the company brokered over 20 million tons of ferrous scrap and over 500 million pounds of non-ferrous materials. They will process over 3.5 million tons of ferrous scrap in 2008. DJJ also owns over 2,000 scrap-related railcars and provides complete fleet management and logistics services to third parties.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is North America’s largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2007 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com